Filed by Corporations Division Administrator Filing Number: 222534012100 Date: 03/14/2022

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by DOMESTIC PROFIT CORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972,the undersigned corporation executes the following Certificate:

The identification number assigned by the Bureau is: 800061333

The name of the corporation is: NEOGEN CORPORATION

The Articles of Incorporation is hereby amended to read as follows:

ARTICLE III

1. State the total authorized shares of each class of stock that the corporation is authorized to issue. All corporations must authorize stock.* If there is more than one class or series of shares, state the relative rights, preferences and limitations of the shares of each class in Article III(2).

Class of Stock	Total authorized number of shares
COMMON	240,000,000
PREFERRED	100,000

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

COMMON SHARES PAR VALUE : $0.16 PREFERRED SHARES PAR VALUE : $1.00 THE PREFERRED STOCK SHALL BE ISSUED FROM TIME TO TIME IN ONE OR MORE SERIES OF SUCH NUMBER OF SHARES WITH SUCH DISTINCTIVE SERIAL DESIGNATIONS AND (A) MAY HAVE SUCH VOTING POWERS; (B) MAY BE SUBJECT TO REDEMPTION AT SUCH TIME OR TIMES AND AT SUCH PRICES; (C) MAY BE ENTITLED TO RECEIVE DIVIDENDS (WHICH MAY BE CUMULATIVE OR NON-CUMULATIVE) AT SUCH RATE OR RATES, ON SUCH CONDITIONS, AND AT SUCH TIMES, AND PAYABLE IN PREFERENCE TO, OR IN SUCH RELATION TO, THE DIVIDENDS PAYABLE ON ANY OTHER CLASS OR CLASSES OR SERIES OF STOCK; (D) MAY HAVE SUCH RIGHTS UPON THE DISSOLUTION OF OR UPON ANY DISTRIBUTION OF THE ASSETS OF, THE COMPANY; (E) MAY BE CONVERTIBLE INTO, OR EXCHANGEABLE FOR, SHARES OF ANY OTHER CLASS OR CLASSES OR OF ANY OTHER SERIES OF THE SAME OR ANY OTHER CLASS OR CLASSES OF STOCK THE COMPANY, AT SUCH PRICE OR PRICES OR AT SUCH RATES OF EXCHANGE, AND WITH SUCH ADJUSTMENTS; AND (F) MAY HAVE SUCH OTHER RELATIVE PARTICIPATION, OPTIONAL OR OTHER SPECIAL RIGHTS, PREFERENCES, QUALIFICATIONS, LIMITATIONS, OR RESTRICTIONS THEREOF, ALL AS SHALL HEREAFTER BE STATED AND EXPRESSED IN THE RESOLUTION OR RESOLUTIONS PROVIDING FOR THE ISSUE OF EACH SUCH SERIES OF PREFERRED STOCK FROM TIME TO TIME ADOPTED BY THE BOARD OF DIRECTORS PURSUANT TO THE AUTHORITY SO TO DO WHICH IS HEREBY EXPRESSLY VESTED IN THE BOARD OF DIRECTORS.

2. The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on: 10/07/2021 by the

shareholders at a meeting in accordance with Section 611(3) of the Act.

This document must be signed by an authorized officer or agent:

Signed this 14th Day of March, 2022 by:

Signature	Title	Title if "Other" was selected
Amy Rocklin	Other	VP, General Counsel & Corporate Sec'y

By selecting ACCEPT, I hereby acknowledge that this electronic document is being signed in accordance with the Act. I further certify that to the best of my knowledge the information provided is true, accurate, and in compliance with the Act.

○ Decline ◉ Accept